SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G/A
Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Uranium Resources Inc.
(Name of Issuer)
Common Stock, par value $0.001 per share
(Title of Class of Securities)
916901507
(CUSIP Number)
December 31, 2011
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b) ☒ Rule 13d-1(c) ☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 916901507	13G/A	Page 2 of 13 Pages

1	NAME OF REPORTING PERSON: Andreeff Equity Advisors, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		4,605,312
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		4,605,312

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	4,605,312

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	4.92%

12	TYPE OF REPORTING PERSON*
	IA, OO

CUSIP No. 916901507	13G/A	Page 3 of 13 Pages

1	NAME OF REPORTING PERSON: Dane Andreeff

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Canada

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		5,462,637
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		5,462,637

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	5,462,637

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	5.84%

12	TYPE OF REPORTING PERSON*
	IN, HC

CUSIP No. 916901507	13G/A	Page 4 of 13 Pages

1	NAME OF REPORTING PERSON: Maple Leaf Capital I, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		4,030,104
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		4,030,104

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	4,030,104

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	4.31%

12	TYPE OF REPORTING PERSON*
	CO, HC

CUSIP No. 916901507	13G/A	Page 5 of 13 Pages

1	NAME OF REPORTING PERSON: Maple Leaf Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		3,339,270
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		3,339,270

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	3,339,270

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	3.57%

12	TYPE OF REPORTING PERSON*
	PN

CUSIP No. 916901507	13G/A	Page 6 of 13 Pages

1	NAME OF REPORTING PERSON: Maple Leaf Partners I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		443,629
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		443,629

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	443,629

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0.47%

12	TYPE OF REPORTING PERSON*
	PN

CUSIP No. 916901507	13G/A	Page 7 of 13 Pages

1	NAME OF REPORTING PERSON: Maple Leaf Offshore, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		575,208
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		575,208

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	575,208

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0.62%

12	TYPE OF REPORTING PERSON*
	CO

CUSIP No. 916901507	13G/A	Page 8 of 13 Pages

1	NAME OF REPORTING PERSON: Maple Leaf Discovery, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		25,455
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		25,455

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	25,455

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0.03%

12	TYPE OF REPORTING PERSON*
	CO

CUSIP No. 916901507	13G/A	Page 9 of 13 Pages

1	NAME OF REPORTING PERSON: Maple Leaf Discovery I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		221,750
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		221,750

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	221,750

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0.24%

12	TYPE OF REPORTING PERSON*
	CO

CUSIP No. 916901507	13G/A	Page 10 of 13 Pages

ITEM 1(a).	NAME OF ISSUER:

Uranium Resources Inc.

ITEM 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

405 State Highway 121 Bypass Building A, Suite 110 Lewisville, TX 75067

ITEM 2(a).	NAME OF PERSON FILING:

This Schedule 13G/A is being filed on behalf of the following persons (the “Reporting Persons”):

(i)	Andreeff Equity Advisors, L.L.C. (“AEA”)
(ii)	Dane Andreeff
(iii)	Maple Leaf Capital I, L.L.C. (“Capital”)
(iv)	Maple Leaf Partners, L.P. (“MLP”)
(v)	Maple Leaf Partners I, L.P. (“MLPI”)
(vi)	Maple Leaf Offshore, Ltd. (“MLO”)
(vii)	Maple Leaf Discovery, LP (“MLD”)
(viii)	Maple Leaf Discovery I, LP (“MLDI”)

ITEM 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE:

The principal business office of each of the Reporting Persons filing this Schedule 13G/A is located at 140 East St. Lucia Lane, Santa Rosa Beach, FL 32459.

ITEM 2(c).	CITIZENSHIP:

(i)	AEA	Delaware limited liability company
(ii)	Dane Andreeff	Canada
(iii)	Capital	Delaware limited liability company
(iv)	MLP	Delaware limited partnership
(v)	MLPI	Delaware limited partnership
(vi)	MLO	Cayman Islands company
(vii)	MLD	Delaware limited partnership
(viii)	MLDI	Delaware limited partnership

ITEM 2(d).	TITLE OF CLASS OF SECURITIES:

Common Stock, par value $0.001 per share

ITEM 2(e).	CUSIP Number:

916901507

CUSIP No. 916901507	13G/A	Page 11 of 13 Pages

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or (c) CHECK WHETHER THE PERSON FILING IS A:

      Not applicable.

ITEM 4.   OWNERSHIP:

      The information in items 1 and 5 through 11 on the cover pages (pp. 2-9) on this Schedule 13G/A is hereby incorporated by reference.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

      If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities check the following.  ☐

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not applicable.

CUSIP No. 916901507	13G/A	Page 12 of 13 Pages

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

      Mr. Andreeff is the Managing Member of Andreeff Equity Advisors, L.L.C. (“AEA”) and Maple Leaf Capital I, L.L.C. (“Capital”).  AEA is the Investment Adviser and Capital is the General Partner of the following limited partnerships, which own, in the aggregate, less than 5% of the issuer’s securities:

(i)           Maple Leaf Partners, L.P.
(ii)           Maple Leaf Partners I, L.P.

      AEA is also the Investment Adviser and Mr. Andreeff is the Director of Maple Leaf Offshore, Ltd., which owns less than 5% of the issuer’s securities.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

         See “Reporting Persons” identified above in Item 2(a).

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

      Not applicable.

CUSIP No. 916901507	13G/A	Page 13 of 13 Pages

ITEM 10.                      CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	February 15, 2012

MAPLE LEAF PARTNERS, L.P.* By: Dane Andreeff
/s/ Dane Andreeff	/s/ Dane Andreeff
Name: Dane Andreeff *	Name: Dane Andreeff Title: Managing Member Andreeff Equity Advisors, L.L.C.

ANDREEFF EQUITY ADVISORS, L.L.C.* By: Dane Andreeff	MAPLE LEAF PARTNERS I, L.P.* By: Dane Andreeff
/s/ Dane Andreeff	/s/ Dane Andreeff
Name: Dane Andreeff * Title: Managing Member	Name: Dane Andreeff Title: Managing Member Andreeff Equity Advisors, L.L.C.

MAPLE LEAF CAPITAL I, L.L.C.* By: Dane Andreeff	MAPLE LEAF OFFSHORE, LTD.* By: Dane Andreeff
/s/ Dane Andreeff	/s/ Dane Andreeff
Name: Dane Andreeff * Title: Managing Member	Name: Dane Andreeff Title: Director
MAPLE LEAF DISCOVERY, LP* By: Dane Andreeff	MAPLE LEAF DISCOVERY I, LP* By: Dane Andreeff
/s/ Dane Andreeff	/s/ Dane Andreeff
Name: Dane Andreeff Title: Managing Member Andreeff Equity Advisors, L.L.C.	Name: Dane Andreeff Title: Managing Member Andreeff Equity Advisors, L.L.C.

* The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.

EXHIBIT A

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of a statement on Schedule 13G and all amendments thereto with respect to the Common Stock, par value $0.001 per share of Uranium Resources Inc. beneficially owned by each of them, and the inclusion of this Joint Filing Agreement as an exhibit thereto.

Dated: February 15, 2012

MAPLE LEAF PARTNERS, L.P.* By: Dane Andreeff
/s/ Dane Andreeff	/s/ Dane Andreeff
Name: Dane Andreeff *	Name: Dane Andreeff Title: Managing Member Andreeff Equity Advisors, L.L.C.

ANDREEFF EQUITY ADVISORS, L.L.C.* By: Dane Andreeff	MAPLE LEAF PARTNERS I, L.P.* By: Dane Andreeff
/s/ Dane Andreeff	/s/ Dane Andreeff
Name: Dane Andreeff * Title: Managing Member	Name: Dane Andreeff Title: Managing Member Andreeff Equity Advisors, L.L.C.

MAPLE LEAF CAPITAL I, L.L.C.* By: Dane Andreeff	MAPLE LEAF OFFSHORE, LTD.* By: Dane Andreeff
/s/ Dane Andreeff	/s/ Dane Andreeff
Name: Dane Andreeff * Title: Managing Member	Name: Dane Andreeff Title: Director

MAPLE LEAF DISCOVERY, LP* By: Dane Andreeff	MAPLE LEAF DISCOVERY I, LP* By: Dane Andreeff
/s/ Dane Andreeff	/s/ Dane Andreeff
Name: Dane Andreeff Title: Managing Member Andreeff Equity Advisors, L.L.C.	Name: Dane Andreeff Title: Managing Member Andreeff Equity Advisors, L.L.C.

* The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.